Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

JOHNSON OUTDOORS INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered		Proposed Maximum Aggregate Offering Price		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.05 par value per share	457(c) and 457(h)	90,000	(1)	$58.195	(2)	$5,237,550	(2)	$110.20 per million dollars	$577.18	(2)
Total Offering Amounts							$5,237,550			$577.18
Total Fee Offsets										0.00
Net Fee Due										$577.18

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable under the Johnson Outdoors Inc. 2023 Non-Employee Director Stock Ownership Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by Johnson Outdoors Inc. (the “Registrant”) which results in an increase in the number of the outstanding shares of the Registrant’s Class A Common Stock.

(2)
For the purpose of computing the registration fee, the Registrant has used $58.195 as the average of the high and low prices of the Common Stock as reported on May 1, 2023 on the NASDAQ Global Select Market SM for the offering price per share, in accordance with Rules 457(c) and (h) under the Securities Act.  The actual offering price will be determined in accordance with the terms of the Plan.